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EXHIBIT NO. 2.2: AGREEMENT RELATING TO THE FRENCH EXCHANGE OFFER

THIS AGREEMENT IS MADE ON MARCH 14, 2000

AMONG:

(1) ALCAN ALUMINIUM LIMITED, a company incorporated under the laws of Canada (ALCAN),

(2)  PECHINEY, a company incorporated under the laws of France (PECHINEY), and

(3) ALUSUISSE LONZA GROUP AG, a company incorporated under the laws of Switzerland (ALGROUP).

WHEREAS:

(E) Alcan, Algroup and Pechiney entered into a Combination Agreement on 15 September 1999 (the COMBINATION AGREEMENT) to effect the combination of their respective businesses.

(F) The Combination Agreement provides that a condition to be satisfied or waived prior to the making of the French Exchange Offer is that the European Commission shall have adopted a decision clearing the French Exchange Offer.

(G) The parties understand that on the basis of the current undertakings, the European Commission will not adopt such a decision and that the time period for amending such undertakings on the current filing has lapsed.

(H) Whereas by a separate agreement (the TERMINATION AGREEMENT), Alcan, Algroup and Pechiney agreed to terminate the Combination Agreement in relation to Pechiney pursuant to Article 8.1 thereof and to withdraw the notification on Form CO submitted in connection therewith under Council Regulation No 4064/89/EEC on 20 September 1999 which relates to the Alcan/Pechiney combination and the Alcan/Algroup/Pechiney combination

NOW, THEREFORE, in consideration of the agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 -- NEW FRENCH EXCHANGE OFFER

1.1 Alcan, Algroup and Pechiney agree that, as from the date of this Agreement, Alcan, Algroup and Pechiney shall have rights and obligations in the terms of those provisions of the Combination Agreement which have ceased to apply by reason of the Termination Agreement and of those which otherwise apply in relation to Pechiney or the French Exchange Offer as if those terms were set out herein in full but on the basis that paragraph 10 of part B of
     Schedule 2 to the Combination Agreement as set out herein shall have deleted therefrom the words "the European Commission has adopted a decision under Articles 6(1)(b) or 8(2) of Council Regulation No 4064/89/EEC clearing the French Exchange Offer" and the following words added in place of them "the European Commission has adopted a decision under Article 6(1)(b) of Council Regulation 4064/89/EEC following a notification on Form CO submitted to the European Commission, as a result of the obligation which has arisen under Council Regulation 4064/89/EC by reason of the execution of this Agreement and in relation to which undertakings have been or shall be given to the European Commission in the form referred to in Article 1.2 below clearing the French Exchange Offer" and on the basis that warranties given by Alcan to Pechiney and by Pechiney to Alcan shall be considered to have been given on 15 September 1999 provided however that the obligation of Alcan to make the French Exchange Offer shall only become binding on Alcan as from and automatically upon the date upon which the undertakings referred to in Article 1.2 are agreed by Alcan, Pechiney and Algroup and are given to the European Commission.

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1.2  For the purposes of giving effect to the amended paragraph 10 referred to above, in relation to any undertakings required to be given to obtain clearance from the European Commission, Alcan, Algroup and Pechiney shall seek to identify a form of undertakings to the European Commission which are mutually acceptable to each of them and to the European Commission. If no such undertakings are agreed by April 30, 2000, Alcan, Algroup and Pechiney agree that either Pechiney or Alcan may terminate this Agreement and, if this right is exercised, there shall be no further obligation to make the French Exchange Offer.

1.3 For the avoidance of doubt, it is agreed among Alcan, Algroup and Pechiney that Alcan's obligations to obtain shareholder approval in relation to the French Exchange Offer which may be required to be made by Alcan by reason of this Agreement shall be treated as having been discharged and each of them agrees that there shall be no obligation on any party by reason of this Agreement to redo or re-perform or re-warrant any act or thing which has already been done in accordance with the terms of the Combination Agreement prior to the date of this Agreement and which is not required to be done for the purposes of this Agreement.

1.4 The Combination Agreement to the extent not terminated and this Agreement shall operate together as if they were one agreement having the text set out in the Appendix hereto but reflects the differences described in
     Article 1.1. Where there is any discrepancy between this Agreement and the provisions included in this Agreement by reason of Article 1.1, the provisions of this Agreement shall prevail. For the purposes of construing the Combination Agreement to the extent not terminated the words "and this Agreement shall be construed and take effect as if France had never been a party to this Agreement and Canada had never been obligated to make the French Exchange Offer" in the Article 8.6.1 of the Combination Agreement shall not take effect unless and until this Agreement is terminated in relation to Pechiney.

ARTICLE 2 -- GENERAL

2.1 DEFINITIONS. Except where the context otherwise requires and save as otherwise defined or specified herein, words and expressions used in this Agreement and which are defined in the Combination Agreement shall have the same meaning in this Agreement as in the Combination Agreement.

2.2 ASSIGNMENT. This Agreement shall not be assignable by any Party hereto without the consent of the other Parties by operation of law or otherwise.

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2.3  NO PARTNERSHIP OR AGENCY. Nothing in this Agreement (or any of the arrangements contemplated by it) shall be deemed to constitute a partnership between the Parties nor, save as may be expressly set out in it, constitute any Party the agent of another Party for any purpose.

2.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England without regard to its conflict of laws principles.

2.5 SETTLEMENT OF DISPUTES. Any dispute arising out of or in connection with this Agreement shall be subject to the jurisdiction of the English courts, to which each Party hereby submits for such purpose, and each will, if necessary, appoint an agent for service of process in England.

2.6 NOTICES. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered (by mail or by facsimile), in the case of:

ALGROUP
Feldeggstrasse 4
PO Box
CH 8034 Zurich.
Attention: Chief Legal Officer
fax:  411 386-2273
(with a copy to Scott D. Miller
Sullivan & Cromwell,
St. Olave's House
9a Ironmonger Lane
London, England
EC2V 8EY
fax: 44171 710 6565)

PECHINEY
Pechiney,
7, place du Chancelier Adenauer,
75116 Paris, Pechiney
Attention: Antoine Bied-Charreton, General Counsel
fax: 33 (0)1 56 28 33 06
(with a copy to Didier Martin
Bredin Prat et Associes
130, rue du Faubourg Saint-Honore
75008 Paris
fax: 33 (0)1 42 89 10 73)

ALCAN
Alcan Aluminium Limited,
1188 Sherbrooke Street West,
Montreal, Quebec
H3A 3G2, Alcan
Attention: David McAusland, Chief Legal Officer
fax: (514) 848-1341
(with a copy to Gavin Darlington
Freshfields
69 Boulevard Haussmann
Paris, 75008
Fax: 33 (0)1 4456 4400)

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or to such other address or facsimile number as the relevant Party may from time to time advise by notice in writing given pursuant to this Article. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

2.7 EXPENSES. Each of the Parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed, prepared or filed pursuant hereto or any other costs and expenses whatsoever and howsoever incurred.

2.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

2.9 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties hereto.

2.10 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all commercially reasonable efforts to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

2.11 ENTIRE AGREEMENT. This Agreement, the Termination Agreement, the Combination Agreement to the extent not terminated, the Pechiney Disclosure Letter, the Algroup Disclosure Letter and the Alcan Disclosure Letter, the letter from Alcan to Algroup dated the date of the Initial Combination Agreement, the letter delivered by Alcan to Algroup and Pechiney dated August 11, 1999, together with the Confidentiality Agreement, constitute the entire agreement and understanding between and among the Parties hereto with respect to the subject matter hereof and the Swiss Exchange Offer and this Agreement supersedes any prior agreement (including the MOU and the Combination Agreement to the extent terminated), with respect to the making of the French Exchange Offer for French Shares under the Combination Agreement. Each party hereto agrees that, except for representations and warranties expressly contained in this Agreement (including by virtue of Article 1.1), none of Alcan, Pechiney and Algroup makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

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IN WITNESS WHEREOF, the undersigned have each executed and delivered this agreement as of the date first above written.


ALCAN ALUMINIUM LIMITED


By:  (Signed)
     -----------------------
     Jacques Bougie



PECHINEY


By:  (Signed)
     -----------------------
     Jean-Pierre Rodier



ALUSUISSE LONZA GROUP AG


By:  (Signed)
     -----------------------
     Sergio Marchionne



By:  (Signed)
     -----------------------
     Martin Ebner


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